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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about March 26, 2004 pertaining to the 2004 Equity Incentive Plan, 2004 Non-Employee Directors' Stock Option Plan, 2004 Employee Stock Purchase Plan and 2002 Equity Incentive Plan, of Anadys Pharmaceuticals, Inc. of our report dated January 23, 2004, except for Note 9, as to which the date is March 18, 2004, with respect to the consolidated financial statements of Anadys Pharmaceuticals, Inc. included in its registration statement on Form S-1 (No. 333-110528), filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP

San Diego, California
March 22, 2004